Exhibit 99.2

AUXILIUM PHARMACEUTICALS AND SUBSIDIARIES, INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$74,029	$47,749
Short-term investments	3,844	23,437
Accounts receivable, trade, net	81,930	89,407
Accounts receivable, other	23,806	7,050
Inventories, current	56,527	42,498
Prepaid expenses and other current assets	7,153	13,714
Deferred tax asset	14,737	14,737

Total current assets	262,026	238,592
Inventories, non-current	56,828	54,561
Property and equipment, net	33,780	35,270
Intangible assets, net	677,094	749,452
Goodwill	98,160	104,146
Other assets	17,092	19,155

Total assets	$1,144,980	$1,201,176

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,599	$940
Accrued expenses	114,977	121,964
Deferred revenue, current portion	2,622	2,059
Deferred rent, current portion	1,439	1,185
Current portion of term loan	16,926	13,609
Contingent consideration, current	47,434	56,741

Total current liabilities	207,997	196,498
Term loan, long-term portion	278,412	241,536
Senior convertible notes	302,404	293,747
Deferred revenue, long-term portion	31,357	24,678
Deferred rent, long-term portion	6,440	7,528
Contingent consideration, long-term portion	132,972	161,903
Deferred tax liability	23,521	23,821

Total liabilities	983,103	949,711

Commitments and contingencies	0	0
Stockholders’ equity:
Series A Junior Participating Preferred stock, par value $0.01 per share; 1,500,000 shares authorized; no shares issued or outstanding	0	0
Preferred stock, $0.01 par value per share; 3,500,000 shares authorized; no shares issued or outstanding	0	0
Common stock, $0.01 par value per share; 150,000,000 shares authorized; 51,022,025 and 49,744,521 shares issued; 50,839,809 and 49,599,463 shares outstanding at September 30, 2014 and December 31, 2013, respectively	510	497
Additional paid-in capital	631,292	594,970
Accumulated deficit	(465,302)	(340,180)
Treasury stock at cost, 182,216 and 145,058 shares at September 30, 2014 and December 31, 2013, respectively	(4,515)	(3,490)
Accumulated other comprehensive loss	(108)	(332)

Total stockholders’ equity	161,877	251,465

Total liabilities and stockholders’ equity	$1,144,980	$1,201,176

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenues	$109,624	$108,140	$281,161	$274,831

Operating expenses:
Cost of goods sold	25,713	33,553	73,901	75,858
Research and development	11,222	11,816	33,519	37,300
Selling, general and administrative	72,492	62,809	219,713	182,013
Amortization of purchased intangibles	19,713	15,085	59,444	25,980
Intangible asset impairment	16,514	—	16,514	—
Contingent consideration	(12,834)	4,671	(25,515)	6,929

Total operating expenses	132,820	127,934	377,576	328,080

Loss from operations	(23,196)	(19,794)	(96,415)	(53,249)
Interest expense	(9,577)	(8,912)	(28,610)	(19,050)
Other income, net	22	105	22	268

Loss before income taxes	(32,751)	(28,601)	(125,003)	(72,031)
Income tax benefit (expense)	101	—	(119)	77,920

Net income (loss)	$(32,650)	$(28,601)	$(125,122)	$5,889

Net income (loss) per common share:
Basic	$(0.65)	$(0.58)	$(2.49)	$0.12

Diluted	$(0.65)	$(0.58)	$(2.49)	$0.12

Shares used to compute net income (loss) per common share:
Basic	50,403,556	49,384,637	50,151,393	49,304,543

Diluted	50,403,556	49,384,637	50,151,393	49,611,260

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$(32,650)	$(28,601)	$(125,122)	5,889

Other comprehensive income (loss):
Unrealized gains on investments, net of tax	165	41	224	171
Foreign currency translation adjustment	—	14	—	(27)

Total	165	55	224	144

Comprehensive income (loss)	$(32,485)	(28,546)	$(124,898)	6,033

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

(In thousands, except share amounts)

(Unaudited)

							Accumulated other comprehensive loss	Total
			Additional paid-in capital	Accumulated deficit
	Common stock				Treasury stock
	Shares	Amount			Shares	Cost
Balance, January 1, 2014	49,744,521	$497	$594,970	$(340,180)	145,058	$(3,490)	$(332)	$251,465
Exercise of common stock options	1,040,121	10	21,264	0	0	0	0	21,274
Cancellation of restricted stock	(549)	0	0	0	0	0	0	0
Stock-based compensation	161,492	2	13,755	0	0	0	0	13,757
Employee Stock Plan Purchases	76,440	1	1,303	0	0	0	0	1,304
Treasury stock acquisition	0	0	0	0	37,158	(1,025)	0	(1,025)
Comprehensive income	0	0	0	0	0	0	224	224
Net loss	0	0	0	(125,122)	0	0	0	(125,122)

Balance, September 30, 2014	51,022,025	$510	$631,292	$(465,302)	182,216	$(4,515)	$(108)	$161,877

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months ended September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	(125,122)	$5,889
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, amortization and asset impairment	8,813	7,943
Stock-based compensation	12,633	11,346
Amortization of purchased intangibles	59,444	25,980
Intangible asset impairment charge	16,514	0
Amortization of debt discount and issuance costs	12,185	9,657
Contingent consideration	(25,515)	6,929
Payment of contingent consideration and accreted interest	(244)	0
Release of valuation allowance for deferred tax assets	—	(78,458)
Inventory obsolescence reserve	6,200	0
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	(9,279)	4,198
Increase in inventory	(21,401)	(3,611)
Decrease in prepaid expenses, other current assets and other assets	7,258	5,121
Increase in accounts payable and accrued expenses	17,245	15,306
Increase (decrease) in deferred revenue	7,242	(10,864)
Increase (decrease) in deferred rent	(834)	303

Net cash used in operating activities	(34,861)	(261)

Cash flows from investing activities:
Business acquisition, net of cash acquired	—	(588,349)
Purchases of property and equipment	(7,468)	(7,786)
Purchases of short-term investments	(22,240)	(73,218)
Redemptions of short-term investments	42,057	164,428
Sales and redemptions of long-term investments	—	1,600

Net cash provided by (used in) investing activities	12,349	(503,325)

Cash flows from financing activities:
Proceeds from issuance of term loan, net of issuance costs	48,222	262,852
Repayment of term loan	(10,089)	(6,215)
Proceeds from issuance of convertible debt, net of issuance costs	0	338,921
Payments of contingent consideration	(10,923)	(9,339)
Purchase of convertible note hedge	0	(70,000)
Proceeds from sale of warrants	0	41,475
Proceeds from exercise of common stock options	21,274	409
Proceeds from employee stock plan purchases	1,304	962
Purchases of treasury stock	(1,025)	(139)
Other	29	47

Net cash provided by financing activities	48,792	558,973

Effect of exchange rate changes on cash	—	(237)
Increase in cash and cash equivalents	26,280	55,150
Cash and cash equivalents, beginning of period	47,749	35,857

Cash and cash equivalents, end of period	74,029	$91,007

Supplemental disclosure of cash flow information:
Business acquisition:
Fair value of assets acquired, net of cash acquired	—	$848,261
Purchase consideration representing compensation	—	8,309
Fair value of liabilities assumed and contingent consideration	—	(256,221)
Fair value of warrants issued	—	(12,000)

Net cash paid for acquisition	—	$588,349

Interest paid	$17,735	$8,289

See accompanying notes to consolidated financial statements.

AUXILIUM PHARMACEUTICALS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands, except share and per share data)

September 30, 2014

(Unaudited)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation and Consolidation

The accompanying unaudited consolidated financial statements include the accounts of Auxilium Pharmaceuticals, Inc. and its wholly owned subsidiaries (the “Company”), and have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) pertaining to this Quarterly Report on Form 10-Q (this “Report”). Certain disclosures required for complete annual financial statements are not included herein. All significant intercompany accounts and transactions have been eliminated in consolidation. The information at September 30, 2014 and for the respective three and nine month periods ended September 30, 2014 and 2013 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which, in the opinion of the Company’s management, are necessary to state fairly the financial information set forth herein. The December 31, 2013 balance sheet amounts and disclosures included herein have been derived from the Company’s December 31, 2013 audited consolidated financial statements. The interim results are not necessarily indicative of results to be expected for the full fiscal year. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2013 included in the Company’s Annual Report on Form 10-K (“Form 10-K”) filed with the SEC.

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(c) Revenue Recognition

Net revenues for the three and nine months ended September 30, 2014 and 2013 comprise the following:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
XIAFLEX revenues-
Net U.S. revenues	34,623	15,882	77,513	42,800
International revenues	4,025	1,676	10,367	14,344

	38,648	17,558	87,880	57,144

Testim revenues-
Net U.S. revenues—brand	$15,291	$50,701	$38,088	$149,166
Net U.S. revenues — authorized generic	10,877	—	24,197	—
International revenues	668	1,604	2,455	2,987

	26,836	52,305	64,740	152,153

Other net U.S. revenues-
TESTOPEL	20,194	20,636	56,384	35,018
STENDRA	9,310	—	27,032	—
Edex	7,018	7,958	20,006	12,990
Other	7,618	9,683	25,119	17,526

	44,140	38,277	128,541	65,534

Total net revenues	$109,624	$108,140	$281,161	$274,831

Net U.S. revenues shown in the above table represent the product sales of the Company within the U.S., net of allowances provided on such sales. In addition, net distributable profits earned pursuant to a Distribution and Supply Agreement (the “AG Agreement”) entered into with Prasco, LLC (“Prasco”) are also included in net U.S. revenues in the above table. International revenues represent the amortization of deferred up-front and milestone payments the Company has received on its out-licensing agreements, together with royalties earned on product sales by the licensees.

Revenue is recognized when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the selling price is fixed or determinable; and collectability is reasonably assured.

In the U.S., the Company’s products are sold to wholesalers, which are provided fees for service based on shipment activity. The product return policies of the Company permit product returns during a specified period, dependent on the specific product, prior to the product’s expiration date until a certain number of months subsequent to the expiration date. Future product returns are estimated based on historical experience of the Company. The Company accrues the contractual rebates per unit of product for each individual payor plan using the most recent historically invoiced plan prescription volumes, adjusted for each individual plan’s prescription growth or contraction. In addition, the Company provides coupons to physicians for use with Testim and STENDRA prescriptions as promotional incentives and the Company established in September 2011 a co-pay assistance program for XIAFLEX (collagenase clostridium histolyticum or “CCH”) prescriptions. A contract service provider is utilized to process and pay claims to patients for actual coupon usage. All revenue from product sales are recorded net of the applicable provisions for wholesaler management fees, returns, rebates, and discounts in the same period the related sales are recorded. As products of the Company become more widely used and as the Company continues to add managed care and pharmacy benefit managers, actual results may differ from the Company’s previous estimates. Any adjustment resulting from differences between the Company’s estimates and actual results will be recorded as a charge or credit to revenue, as appropriate.

XIAFLEX for the treatment of Peyronie’s Disease (“PD”) is the first and only FDA-approved non-surgical treatment for PD in men with a palpable plaque and a curvature deformity of >30° at the start of therapy and was approved by the U.S. Food and Drug Administration (“FDA”) in December 2013. The Company launched XIAFLEX for PD in January 2014 and revenue from sales is recognized when title and risk of loss transfers to the customers, who are specialty distributors, specialty pharmacies and wholesalers. The Company has determined that it has the ability to make reasonable estimates of product returns in order to recognize revenue at the time that title and risk of loss transfers to the customer based on the following factors: (i) the Company has sufficient historical experience with XIAFLEX for Dupuytren’s contracture (“DC”), which is the same drug and is distributed through the same distribution channels as XIAFLEX for PD; (ii) due to the price of XIAFLEX for PD and a limited patient population, the Company’s customers have not built up significant levels of inventory; and (iii) the Company believes there is limited risk of return of inventory in the channel due to expiration based on the shelf life of inventory in the channel.

STENDRA, a new first-line oral therapy for erectile dysfunction (“ED”) approved by the FDA in April 2012, was in-licensed from VIVUS, Inc. (“VIVUS”) in October 2013. The Company launched STENDRA in the U.S. in January 2014 and revenue from sales is recognized when title and risk of loss transfers to the customers, who are wholesalers. The Company has determined that it has the ability to make reasonable estimates of STENDRA product returns in order to recognize revenue at the time that title and risk of loss transfers to the customer based on the following factors: (i) the Company has sufficient historical experience with its other products, including Testim, which the Company distributes through the same distribution channels and which is prescribed by a similar physician customer base (i.e. primarily urologists and primary care physicians); (ii) the fact that STENDRA is entering a well-established market and has experienced strong initial demand; (iii) the efficacy and label of STENDRA, which the Company believes provides a competitive advantage over the other products in the ED market and (iv) the Company believes there is limited risk of return of inventory in the channel due to expiration based on forecast demand and the shelf life of inventory in the channel.

On June 9, 2014, the Company authorized Prasco to commence purchasing, distributing and selling an authorized generic version of Testim (the “Generic Testosterone Product”) in the United States of America and its territories and possessions pursuant to the AG Agreement entered into by the parties. Prasco commenced initial commercialization activities for the Generic Testosterone Product on June 9, 2014 and commenced shipping the Generic Testosterone Product on June 10, 2014. During the term of the AG Agreement, Prasco will pay the Company a price agreed to by the parties for the Generic Testosterone Product. Any such price will remain unchanged for an initial period of time and may thereafter be adjusted based on changes to costs and materials. The Company recognizes revenue from shipments to Prasco at the invoice supply price and the related cost of product sales when title and risk of loss transfers, which is generally at the time of shipment. The Company is also entitled to receive a significant percentage of the net distributable profits on sales of the Generic Testosterone Product by Prasco, which the Company recognizes as net revenues when Prasco reports to the Company the net distributable profits from the ultimate sale of the Generic Testosterone Product. The Company has recorded all net distributable profits reported by Prasco for the nine months ended September 30, 2014. Any adjustments to the net distributable profits related to Prasco’s estimated sales discounts and other deductions are recognized in the period Prasco reports the amounts to the Company. Receivables for product sold to Prasco as well the Company’s share of net distributable profits under the AG Agreement are included within Account Receivable, Other on the Company’s Consolidated balance sheet.

(d) Net Income (Loss) Per Common Share

Basic income (loss) per common share is computed based on the weighted average number of common shares outstanding during the period. Diluted income (loss) per common share is computed based on the weighted average number of common shares outstanding and, if there is net income during the period, the dilutive impact of common stock equivalents outstanding during the period. Common stock equivalents are measured using the treasury stock method. Because the inclusion of potential common stock would be anti-dilutive for periods with a net loss, diluted net loss per share is the same as basic net loss per share for these periods.

The following is a reconciliation of net income (loss) and weighted average common shares outstanding for purposes of calculating basic and diluted net income (loss) per common share.

Basic income (loss) per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Numerator:
Net income (loss)	$(32,650)	$(28,601)	$(125,122)	$5,889

Denominator:
Weighted-average common shares outstanding	50,424,935	49,408,597	50,171,079	49,339,449
Weighted-average unvested restricted common shares subject to forfeiture	(21,379)	(23,960)	(19,686)	(34,906)

Shares used in calculating basic net income (loss) per common share	50,403,556	49,384,637	50,151,393	49,304,543

Basic net income (loss) per common share	$(0.65)	$(0.58)	$(2.49)	$0.12

Diluted income (loss) per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Numerator:
Net income (loss)	$(32,650)	$(28,601)	$(125,122)	$5,889

Denominator:
Weighted-average common shares outstanding	50,424,935	49,408,597	50,171,079	49,339,449
Weighted-average unvested restricted common shares subject to forfeiture	(21,379)	(23,960)	(19,686)	(34,906)
Incremental shares from assumed conversions of stock compensation plans	—	—	—	306,717

Shares used in calculating diluted net income (loss) per common share	50,403,556	49,384,637	50,151,393	49,611,260

Diluted net income (loss) per common share	$(0.65)	$(0.58)	$(2.49)	$0.12

Diluted net income (loss) per common share is computed giving effect to all potentially dilutive securities. Potentially dilutive shares include outstanding stock options and awards, outstanding warrants, and incremental shares issuable upon conversion of 1.50% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”) as described in Note (7). The following number of stock options and awards were antidilutive and, therefore, excluded from the computation of diluted net income per common share as of September 30, 2014 and 2013: 7,588,324 and 6,920,292, respectively.

The Company has 1,250,000 warrants outstanding issued in connection with the acquisition of Actient as discussed in Note (2) and 14,481,950 warrants sold in connection with the issuance of convertible debt as discussed in Note (7). The warrants are not considered in calculating the total dilutive weighted average shares outstanding until the price of the Company’s common stock exceeds the strike price of the warrants. When the market price of the Company’s common stock exceeds the strike price of the warrants, the effect of the additional shares that may be issued upon exercise of the warrants will be included in total dilutive weighted average shares outstanding using the treasury stock method if the impact of their inclusion is dilutive. For the three and nine months ended September 30, 2014, the Company’s average stock price, which was $21.20 and $23.52, respectively, exceeded the strike price of the 1,250,000 warrants issued in connection with the acquisition of Actient; however, these potentially dilutive shares were anti-dilutive as a result of a net loss for the periods. For the three and nine months ended September 30, 2013, the Company’s average stock price did not exceed the strike price of the 1,250,000 warrants issued in connection with the acquisition of Actient. In addition, the Company’s average stock price for the three and nine months ended September 30, 2014 and 2013 did not exceed the strike price of the 14,481,950 warrants sold in connection with the issuance of the convertible debt.

If the proposed Endo Merger were not to close, it is the current intention of the Company to settle conversions of the 2018 Convertible Notes through combination settlement, which involves repayment of the principal amount in cash and any excess of the conversion value over the principle amount (the “conversion spread”) in shares of common stock. Therefore, only the impact of the conversion spread will be included in total dilutive weighted average shares outstanding using the treasury stock method. For the three and nine months ended September 30, 2014 and 2013, the Company’s average price of the Company’s common stock did not exceed the conversion price; therefore, the 2018 Convertible Notes did not have any dilutive impact on per share results.

The call options to purchase the Company’s common stock, which were purchased to hedge against potential dilution upon conversion of the 2018 Convertible Notes, as discussed in Note (7), are not considered in calculating the total dilutive weighted average shares outstanding, as their effect would be anti-dilutive. Upon exercise, the call options will mitigate the dilutive effect of the 2018 Convertible Notes.

(e) Change in Functional Currency

Effective January 1, 2014, the Company changed the functional currency of its Auxilium UK Ltd subsidiary from pounds sterling to the U.S. Dollar (“USD”). Significant changes in economic facts and circumstances supported this change, including the Company’s recent collaboration agreement with Swedish Orphan Biovitrium AB (“Sobi”), whereby transactions are settled in USD. In accordance with Accounting Standards Codification 830, Foreign Currency Matters, this change was applied on a prospective basis and translation adjustments for prior periods will not be removed from equity. In addition, translated amounts for nonmonetary assets at December 31, 2013 became the accounting basis for those assets in the period of the change.

(f) New Accounting Pronouncements

In July 2013, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) on income taxes, which provides guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. This guidance is effective for the Company beginning January 1, 2014. The Company adopted this guidance as of January 1, 2014 and its adoption did not have a material effect on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires companies to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration it expects to be entitled in exchange for those goods or services. The standard will be effective for the Company beginning in the first quarter of 2017 and early adoption is not permitted. The new standard permits the use of either the retrospective or cumulative effect transition method on adoption. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures, including which transition method it will adopt.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern, which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and provide related footnote disclosures. The guidance is effective for annual and interim reporting periods beginning on or after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company does not expect this standard to have a material impact on the Company’s consolidated financial statements upon adoption.

(g) Revisions to previously issued financial statements

Contingent Consideration

During the second quarter of 2014, the Company identified that it had incorrectly classified the fair value of a contingent sales milestone on its Consolidated Balance Sheet as of March 31, 2014. Contingent consideration in the amount of $22,200 was classified as a current liability as of March 31, 2014; however, the amount should have been classified as a long term liability based on the Company’s calculation. The effect of the misclassification on the Consolidated Balance Sheet as of March 31, 2014 was a $22,200 overstatement of current contingent consideration and an equivalent understatement of non-current contingent consideration. The Company assessed this misclassification and concluded that it was not material to the Company’s financial statements previously issued on its Form 10-Q for the three months ended March 31, 2014. The Company’s Consolidated Statements of Operations and the Consolidated Statements of Cash Flows for the three months ended March 31, 2014 were not affected by this misclassification and remain unchanged.

In addition, the Company determined that it had understated contingent consideration expense and contingent consideration liabilities by $4,200 for the quarter ended March 31, 2014. This error was the result of using an incorrect revenue forecast to calculate the fair value of royalties included as part of the Company’s contingent consideration liabilities. The error had the impact of understating contingent consideration expense by $4,200 on the Company’s Consolidated Statement of Operations for the three months ended March 31, 2014 as well as the contingent consideration liability being understated by the same amount ($1,800 short-term and $2,400 long-term) on the Consolidated Balance Sheet as of March 31, 2014. This $4,200 error also had the effect of understating net loss reported on the Company’s Consolidated Statement of Stockholders’ Equity as well as understating the net loss and contingent consideration line items within net cash flows from operating activities on the Company’s Consolidated Statement of Cash Flows; however, it did not impact total net cash provided by operating activities as reported on the Consolidated Statement of Cash Flows. The Company assessed this error and concluded that it was not material to the Company’s financial statements previously issued on its Form 10-Q for the three months ended March 31, 2014. Additional expense of $4,200 was recorded to contingent consideration on the Company’s Consolidated Statement of Operations during the three months ended June 30, 2014 to correct this error.

Business Combinations

In connection with the preparation of its consolidated financial statements for the second quarter of 2014, the Company identified prior period errors related to its accounting for business combinations for the year ended December 31, 2013. As of June 30, 2014, the Company reclassified $5,400 from Goodwill to Intangible Assets ($3,600) and Contingent Consideration ($1,800) on the balance sheet and adjusted certain related footnotes for these items. In addition, the Company recorded additional amortization expense of $380 on its Consolidated statement of operations for the three months ended June 30, 2014 related to these items. These adjustments represent corrections to immaterial errors related to the classification of certain assets and liabilities as well as the related amortization expense recorded in connection with the acquisitions of Actient and STENDRA. The Company has evaluated these items, both individually and in the aggregate, in relation to the current period financial statements as well as the period in which they originated and concluded that these adjustments are not material to any of the impacted periods. These adjustments were recorded during the three months ended June 30, 2014.

2. BUSINESS ACQUISITIONS

(a) Actient

The Company completed the acquisition of Actient Holdings, LLC (“Actient”) on April 26, 2013 to expand its specialty therapeutic offerings and expects to benefit from greater leverage in its commercial infrastructure and significant cross-selling opportunities. The total consideration for Actient included base cash consideration of $585,000 plus adjustments for working capital and cash acquired, contingent consideration based on future sales of certain acquired products, and the issuance of 1,250,000 warrants to purchase the Company’s common stock. The Company funded the cash payments with cash on hand and a $225,000 senior secured term loan (the “Term Loan”) (see Note 7).

The following table summarizes the fair value of the total consideration at April 26, 2013:

Total
Acquisition-
Date
Fair value
Base cash consideration	$585,000
Cash and working capital adjustment	14,863
Contingent consideration	40,569
Warrants	12,000

Total consideration	652,432
Consideration representing compensation	(8,309)

Consideration assigned to net assets acquired	$644,123

The above consideration representing compensation is the amount payable to former management of Actient upon completion of their retention period with the Company. This amount was amortized to expense by the Company as compensation cost over such retention period which ended during 2013.

The above contingent consideration represents a risk adjusted net present value relating to cash payments on achievement of certain sales milestones for Actient urology products as defined in the purchase agreement.

The warrants issued in the acquisition have a strike price of $17.80 and a 10 year life. In accordance with governing accounting guidance, the Company concluded that the warrants were indexed to its stock and therefore they have been classified as an equity instrument.

The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the assets acquired and liabilities assumed were recorded at fair value, with the remaining purchase price recorded as goodwill.

As of the end of the measurement period and including the items described in footnote 1(g), the Company had finalized the valuation of the acquired assets and liabilities of Actient. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

April 26, 2013
Cash	$11,514
Accounts receivable, trade	25,511
Inventory	21,704
Prepaid expenses and other current assets	3,573
Property and equipment	2,376
Purchased intangibles	672,000
Goodwill	98,160
Other long-term assets	5,348

Total assets acquired	840,186
Contingent consideration assumed	(81,685)
Other liabilities assumed	(25,415)
Deferred tax liabilities	(88,963)

Total net assets acquired	$644,123

In conjunction with the accounting associated with the Actient acquisition, the Company recorded deferred tax liabilities related principally to outside tax basis differences in the acquired subsidiaries. These deferred tax liabilities will serve as reversible temporary differences that give rise to future taxable income and, therefore, they serve as a source of income that permits the recognition of certain existing deferred tax assets of the Company. Solely on this basis, management determined that it is more likely than not that a portion of its valuation allowance was no longer required. As a result of the release of the valuation allowance, the Company recorded a tax benefit of $92,069 in its Consolidated statement of operations for the nine months ended September 30, 2013. Based upon completion of interim tax returns and other information made available to the Company subsequent to the filing of its 2013 second and third quarter reports on Form 10-Q, and prior to the time the Company’s 2013 annual financial statements were filed with the SEC, the Company revised its original estimates of the associated tax benefit. These revisions, which are reflected in this Report, resulted in the Company decreasing its income tax benefit and net income by $14,149 for the nine months ended September 30, 2013.

The difference between the total consideration and the fair value of the net assets acquired was recorded to goodwill in the consolidated balance sheet. This goodwill represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed, principally representing the tax attributes of the acquisition and certain operational synergies. The above tables include immaterial adjustments for the items described in footnote 1(g). Approximately $430,000 of the intangibles and goodwill are expected to be deductible for tax purposes.

Whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company assesses the impairment of long-lived assets for potential impairment. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the third quarter of 2014, a significant customer of the Company’s Timm Medical device business communicated to the Company that it would not be renewing its contract. As a result, the Company determined that the carrying value of the Timm Medical intangible asset exceeded its fair value and the Company recorded an asset impairment charge of $16.5 million for the three months ended September 30, 2014. This charge was recorded to Intangible asset impairment on the Company’s Consolidated statement of operations.

(b) STENDRA

On October 10, 2013, the Company and VIVUS entered into a license and commercialization agreement (the “STENDRA License Agreement”) and commercial supply agreement (the “STENDRA Supply Agreement”). Under the STENDRA License Agreement, the Company was granted the exclusive right to commercialize VIVUS’s pharmaceutical product, STENDRA, for the treatment of any urological disease or condition in humans, including male ED, in the US and Canada and their respective territories. The Company paid to VIVUS a one-time license fee of $30,000 and $2,144 reimbursement of certain expenditures previously incurred. The STENDRA License Agreement also provides for a regulatory milestone payment and sales-based royalty and milestones payments to be made by the Company. Under the STENDRA Supply Agreement, VIVUS will be the exclusive supplier to the Company for STENDRA under the terms of the STENDRA License Agreement.

These agreements were accounted for as a business combination under the acquisition method of accounting. Accordingly, the assets acquired under the STENDRA License Agreement and the related STENDRA Supply Agreement were recorded at fair value. The valuation of consideration and the assets acquired was completed as of

December 31, 2013. The following table summarizes the fair value of the total consideration and the estimated fair values of the net assets acquired at October 10, 2013.

Total
Acquisition-
Date
Fair value
Consideration:
Base cash consideration	$32,144
Contingent consideration	94,956

Total consideration allocated to net assets acquired	$127,100

Assets acquired:
Sample inventory	$1,060
STENDRA product rights	126,040

Total assets acquired	$127,100

The above tables include immaterial adjustments for the items described in footnote 1(g). STENDRA product rights are being amortized to income on a straight-line basis over a seven year estimated life. The unamortized cost of this asset is tested for impairment whenever events or circumstances indicate that the carrying amount may not be recovered. The STENDRA sample inventory is being expensed as used. The above contingent consideration represents a risk adjusted net present value relating to cash payments on achievement of certain milestones and royalty payments as defined in the STENDRA License Agreement. On September 18, 2014, the Company and VIVUS announced that the FDA approved a supplemental new drug application for STENDRA. This approval triggered a $15,000 milestone payment to VIVUS, which the Company paid in October 2014. The present value of this $15,000 liability is included within Contingent consideration, current on the Company’s consolidated balance sheet as of September 30, 2014.

3. RESTRUCTURING ACTIVITIES

September 2014 Restructuring Initiative

On September 9, 2014, the Company announced steps it is taking to reduce its costs and more fully support the Company’s goal to drive earnings growth and build shareholder value. These steps are being launched after a comprehensive assessment of the Company’s broadened product portfolio and current cost structure and what management believes to be the Company’s growth assets, commercial strengths, opportunities and challenges and the Company’s manufacturing needs and capabilities. The Company’s restructuring initiatives includes reducing headcount by approximately 20%, realigning the commercial organization from three into two sales forces, focusing its research and development efforts and expenditures and improving manufacturing efficiency. Although the initial initiative targeted a reduction of approximately 30% of the Company’s headcount, approximately 33 employees who were initially scheduled to be terminated on December 31, 2014 are now expected to remain with the Company until the closing of the merger with Endo International plc (as described below). These 33 employees are primarily located in the Company’s manufacturing facilities and do not impact the original $75 million of anticipated cost savings. The Company expects substantial completion of the restructuring by the end of 2014.

As a result of the September 2014 restructuring initiative, the Company incurred restructuring expenses during the three months ended September 30, 2014 of $9,259, consisting of $8,406 of employee severance and other benefit-related costs and a $853 non-cash impairment charge primarily related to the abandonment of several capital projects. The Company anticipates there will be additional pre-tax restructuring expenses of approximately $100, primarily attributable to contract termination fees which will be incurred throughout the remainder of 2014 and 2015. Of the restructuring costs recorded for the three months ended September 30, 2014, $7,648 are included in Selling, general and administrative expense and $1,611 are included in Research and development expense in the Company’s Consolidated statements of Operations.

As of September 30, 2014, the accrual related to the September 2014 restructuring was $8,026, which is included in Accrued expenses on the Company’s Consolidated balance sheet. There was no such restructuring accrual for these actions as of December 31, 2013. Changes to this accrual for the nine months ended September 30, 2014 were as follows:

	Employee-
	Related	Asset
	Severance	Impairment
	Costs	Charges	Total
Balance at December 31, 2013	$—	$—	$—
Plus: Restructuring charge	8,406	853	9,259
Less: payments made during the period	(380)	—	(380)
Non-cash impairment	—	(853)	(853)

Balance at September 30, 2014	$8,026	—	8,026

Actient Acquisition-Related Cost-Rationalization and Integration Initiatives

In connection with the acquisition of Actient, the Company undertook actions to realign its sales, sales support, and management activities and staffing, which included severance benefits to former Actient employees. For former Actient employees that agreed to continue employment with the Company for a merger transition period, the severance payable upon completion of their retention period is being expensed over their respective retention period. All severance obligations are expected to amount to $5,818, of which $5,584 was recorded to selling, general and administrative expense during the year ended December 31, 2013. The remaining severance payments will be made through the first quarter of 2015.

The following table summarizes the activity within the restructuring liability:

Employee-
Related
Severance
Costs
Balance at December 31, 2013	$3,728
Plus: Restructuring charge	234
Less: payments made during the period	(3,777)

Balance at September 30, 2014	$185

4. FAIR VALUE MEASUREMENTS

As of September 30, 2014, the Company held certain investments that are required to be measured at fair value on a recurring basis. The following tables present the Company’s fair value hierarchy for these financial assets as of September 30, 2014 and December 31, 2013:

	September 30, 2014
	Fair Value	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$74,029	$74,029	$0	$0
Short-term investments	3,844	824	3,020	0

Total financial assets	$77,873	$74,853	$3,020	0

Liabilities
Contingent Consideration	$180,406	$0	$0	$180,406

	December 31, 2013
	Fair Value	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$47,749	$47,749	$0	$0
Short-term investments	23,437	8,430	15,007	0

Total financial assets	$71,186	$56,179	$15,007	0

Liabilities
Contingent consideration	$218,644	$0	$0	$218,644

Financial assets

The Company considers its short-term investments to be “available for sale” and accordingly classifies them as current, as management can sell these investments at any time at their option. The cost basis of short-term investments held at September 30, 2014 approximated the fair value of these securities. Related unrealized gains and losses are recorded as a component of accumulated other comprehensive income (loss) in the equity section of the accompanying balance sheet. The amount of unrealized loss on short-term investments amounted to $27 as of September 30, 2014.

Fair value for Level 1 is based on quoted market prices. Fair value for Level 2 is based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets. Inputs are obtained from various sources including market participants, dealers and brokers.

There were no transfers between Level 1 and 2 during the nine months ended September 30, 2014.

Contingent consideration

The Level 3 liability is contingent consideration related to the acquisition of Actient and STENDRA described in Note 2. The range of the undiscounted amounts of contingent consideration ultimately payable is principally dependent on future sales of the products acquired. Fair value is determined based on assumptions and projections relevant to revenues and a discounted cash flow model using a risk-adjusted discount rate of 13.6% and 15.0% for Actient and STENDRA, respectively. Assumptions include the expected value of royalties and milestone payments due on estimated settlement dates, volatility of product supply, demand and prices, and the Company’s cost of money. The Company assesses these assumptions on an ongoing basis as additional information impacting the assumptions is obtained. A 1% change in this discount rate would have a $3.8 million change in the contingent consideration liability. Changes in the fair value of contingent consideration related to the updated assumptions and estimates are recognized in the consolidated statements of operations.

The table below provides a roll forward of the fair value of contingent consideration.

	Actient	STENDRA	Total
Contingent consideration
Ending balance, December 31, 2013	$120,444	$98,200	$218,644
Change in contingent consideration charged to operations	(44,924)	19,409	(25,515)
Payments of contingent consideration	(8,781)	(2,142)	(10,923)
Adjustments	(400)	(1,400)	(1,800)

Ending balance, September 30, 2014	$66,339	$114,067	$180,406

The $1,800 of adjustments included in the above table is related to the items discussed in Note 1(g). The Company reduced $1,800 of Goodwill and Contingent consideration on its Consolidated balance sheet related to business combination accounting for the Actient and STENDRA acquisitions.

Debt outstanding

The Company’s Term Loan and 2018 Convertible Notes are measured at amortized cost in the Company’s Consolidated balance sheets and not fair value.

Management estimates that the fair value of the Term Loan outstanding at September 30, 2014 approximates its principal value of $305,051 based upon market interest rates (a Level 2 fair value measurement). As of September 30, 2014, the principal balance outstanding of the Company’s 2018 Convertible Notes is $350,000 with a carrying value of $302,404 and a fair value of approximately $464,548 based on active trading activity in this security (a Level 1 fair value measurement).

5. INVENTORIES

Inventories consist of the following:

	September 30,	December 31,
	2014	2013
Raw materials	$7,838	$6,680
Work-in-process	81,489	71,890
Finished goods	24,028	18,489

	113,355	97,059
Inventories, current	56,527	42,498

Inventories, non-current	$56,828	$54,561

During the nine months ended September 30, 2014, the Company recorded a $6,200 inventory charge to cost of goods sold related to excess Testim branded inventory. The excess inventory charge resulted from the Company’s decision to launch the Generic Testosterone Product, which the Company believes had the impact of decreasing the demand forecast for the branded Testim product.

6. ACCRUED EXPENSES

Accrued expenses consist of the following:

	September 30,	December 31,
	2014	2013
Payroll and related expenses	$22,610	$20,435
Royalty expenses	10,156	11,638
Research and development expenses	4,779	6,206
Sales and marketing expenses	8,047	15,283
Rebates, discounts and returns accrual	49,844	52,044
Interest	1,094	2,406
Other	18,447	13,952

	$114,977	$121,964

7. LONG-TERM DEBT

Term Loan

In order to partially fund a portion of the costs and related expenses of the acquisition of Actient described in Note (2), the Company entered into a term loan agreement in April 2013 with a syndicate of banks to borrow $225,000 in principal value (the “Term Loan Agreement”). In September 2013 and September 2014, the Company borrowed additional amounts of $50,000 each under the Term Loan Agreement. The original issue discount together with issuance costs of the Term Loan, amounting to $13,926, is being accreted to Interest expense over the stated term of the Term Loan Agreement and the unamortized balance has been deducted from the Term Loan balance shown in the Balance Sheet. The net carrying amount of the Term Loan as of September 30, 2014 and December 31, 2013, was $295,338 and $255,145, respectively.

The Term Loan principal must be repaid in equal quarterly installments of 1.25% per quarter commencing on June 30, 2013, with the remainder of the borrowings to be paid on the maturity date of April 26, 2017, unless otherwise prepaid prior to such date in accordance with the terms of the Term Loan. The Company can elect loans to bear interest at a rate equal to either Base Rate (as defined in the agreement) or LIBOR, plus a margin. Under the current terms of the Term Loan Agreement, the Base Rate interest rate margin is 4.00% and the LIBOR interest rate margin is 5.00%. The Term Loan Agreement also establishes a floor rate for both the Base Rate and LIBOR options. As of the date hereof, the Company has elected to base the interest rate of the borrowings on LIBOR. As of September 30, 2014, the total interest rate on the Term Loan principal was 6.25%.

The Term Loan currently contains no financial covenants but contains usual and customary operating and restrictive covenants for a facility of this type. Events of default under the Term Loan are also usual and customary for transactions of this type. As of September 30, 2014, the Company was in compliance with Term Loan covenants and anticipates remaining compliant.

The closing of the previously planned merger with QLT Inc. (“QLT”), as discussed in Note 10, would have been a “change of control,” as defined in the Term Loan Agreement, and would have been prohibited by the provisions of the Term Loan Agreement. In addition, the de-listing of the Company’s common stock would have been prohibited by the provisions of the Term Loan Agreement. On August 14, 2014, the Company entered into the Third Amendment Agreement (the “Third Amendment Agreement”) with Morgan Stanley Senior Funding, Inc., as administrative agent (“Agent”) and lenders holding more than 50% of the loans under the Term Loan Agreement pursuant to and under the Term Loan Agreement providing for, upon the satisfaction of the conditions precedent set forth therein, certain amendments and modifications to the Term Loan Agreement. Now that the planned merger with QLT has been terminated, this Third Amendment Agreement to the Credit Agreement will not become effective.

Senior Convertible Notes

In January 2013, the Company issued $350,000 aggregate principal amount of the 2018 Convertible Notes, in a registered public offering. Interest is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2013. The Company received net proceeds of $310,396 from issuance of the 2018 Convertible Notes, which amount is net of $11,079 debt issuance costs and net payments of $28,525 related to its hedge transactions. The net carrying amount of the 2018 Convertible Notes as of September 30, 2014 and December 31, 2013, was $302,404 and $293,747, respectively.

The initial conversion rate for the 2018 Convertible Notes is 41.3770 shares of the Company’s common stock per $1,000 principal amount of the 2018 Convertible Notes, representing an initial effective conversion price of approximately $24.17 per share of the Company’s common stock. The conversion rate is subject to adjustment for certain events as outlined in the indenture governing the 2018 Convertible Notes, but will not be adjusted for accrued and unpaid interest. Prior to July 15, 2018, the 2018 Convertible Notes are convertible by the holders only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2013 (and only during such fiscal quarter), if the last reported sale price of the Company common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any 10 consecutive trading day period (the “2018 Convertible Notes Measurement Period”) in which, for each trading day of such 2018 Convertible Notes Measurement Period, the trading price per $1,000 principal amount of 2018 Convertible Notes on such trading day was less than 98% of the product of the last reported sale price of the Company’s common stock on such trading day and the applicable conversion rate on such trading day; or (3) upon the occurrence of specified distributions and corporate events.

As of September 30, 2014, neither the first or second condition for conversion had been met.

On June 27, 2014, the Company provided a notice to the trustee for the Convertible Senior Notes and the holders of the Convertible Senior Notes that, in connection with the then-planned merger with QLT (the “QLT Merger”), the Convertible Senior Notes may be surrendered for conversion from the date that is 70 scheduled trading days prior to the anticipated effective date of the QLT Merger until the date that is 35 trading days after the actual effective date of the QLT Merger. A closing date for the QLT Merger was never announced and, as described below, the QLT Merger has now been terminated.

On October 14, 2014, the Company provided a notice to the trustee for the Convertible Senior Notes and the holders of the Convertible Senior Notes that, in connection with the proposed merger with Endo International plc, as described below, the Convertible Senior Notes may be surrendered for conversion from the date that is 70 scheduled trading days prior to the anticipated effective date of the merger (or, if later, the business day after the Company gave notice of the merger with Endo International plc) until the date that is 35 trading days after the actual effective date of the merger or until the related fundamental change purchase date, as defined in the indenture.

The Company may not redeem the 2018 Convertible Notes prior to maturity. However, in the event of a fundamental change, as defined in the indenture, the holders of the 2018 Convertible Notes may require the Company to purchase all or a portion of its 2018 Convertible Notes at a purchase price equal to 100% of the principal amount of the 2018 Convertible Notes, plus accrued and unpaid interest, if any, to the repurchase date. Holders who convert their 2018 Convertible Notes in connection with a make-whole fundamental change, as defined in the indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate.

In accordance with the governing accounting guidance, the Company determined that the embedded conversion option in the 2018 Convertible Notes is not required to be separately accounted for as a derivative. However, since the 2018 Convertible Notes are within the scope of the accounting guidance for debt with conversion and other options, the Company is required to separate the 2018 Convertible Notes into a liability component and equity component. The carrying amount of the liability component is calculated by measuring the fair value of a similar liability (including any embedded features other than the conversion option) that does not have an associated equity component. The carrying amount of the equity component representing the embedded conversion option is determined by deducting the fair value of the liability component from the initial proceeds ascribed to the 2018 Convertible Notes as a whole. The excess of the principal amount of the liability component over its carrying amount is amortized to interest cost over the expected life of a similar liability that does not have an associated equity component using the effective interest method. The equity component is not remeasured as long as it continues to meet the conditions for equity classification in the accounting guidance for contracts in an entity’s own equity.

Upon conversion of a note, holders of the 2018 Convertible Notes will receive up to the principal amount of the converted note in cash and any excess conversion value (conversion spread) in shares of its common stock. The amount of cash and the number of shares of the Company’s common stock, if any, will be based on a 60 trading day observation period as described in the indenture. As described in Note (1), the conversion spread will be included in the denominator for the computation of diluted net income per common share, using the treasury stock method, if the effect is dilutive.

To hedge against potential dilution upon conversion of the 2018 Convertible Notes, the Company purchased call options on its common stock. The call options give the Company the right to purchase up to 14,481,950 shares of its common stock at $24.17 per share subject to certain adjustments that correspond to the potential adjustments to the conversion rate for the 2018 Convertible Notes. The Company paid an aggregate of $70,000 to purchase these call options. The call options will expire on July 15, 2018, unless earlier terminated or exercised. To reduce the cost of the hedge, in a separate transaction, the Company sold warrants. These warrants give the holder the right to purchase up to 14,481,950 shares of the Company’s common stock at $27.36 per share, subject to certain adjustments. These warrants will be exercisable and will expire in equal installments for a period of 140 trading days beginning on October 15, 2018. The Company received an aggregate of $41,475 from the sale of these warrants. In accordance with governing accounting guidance, the Company concluded that the call options and warrants were indexed to its stock. Therefore, the call options and warrants were classified as equity instruments and will not be marked to market prospectively unless certain conditions occur. The net amount of $28,525 was recorded as a reduction to additional paid-in capital. The settlement terms of the call options provide for net share settlement and the settlement terms of the warrants provide for net share or cash settlement at the option of the Company.

8. STOCKHOLDERS’ EQUITY

Shareholder Rights Plan

On September 16, 2014, the Board of Directors of the Company (the “Board”) authorized and directed the issuance, and declared a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) at a price of $100.00 per one one-hundredth of a share of Preferred Stock, subject to adjustment as provided in the Rights Agreement (as defined below). The dividend is payable to stockholders of record at the close of business on September 29, 2014. The description and terms of the Rights are set forth in the Rights Agreement, dated as of September 17, 2014 and amended on October 8, 2014 (the “Rights Agreement”), between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.

The Rights Agreement is intended to (i) reduce the risk of coercive two tiered, front end loaded or partial offers that may not offer fair value to all stockholders, (ii) mitigate against market accumulators who through open market and/or private purchases may achieve a position of substantial influence or control without paying to selling or remaining stockholders a fair control premium, and (iii) preserve the Board’s bargaining power and flexibility to deal with third party acquirors and to otherwise seek to maximize values for all stockholders. The overall effect of the Rights Agreement and the issuance of the Rights may be to render more difficult or discourage a merger, tender or exchange offer or other business combination involving the Company that is not approved by the Board. The Rights Agreement is not intended to interfere with any merger, tender or exchange offer or other business combination approved by the Board. Nor does the Rights Agreement prevent the Board from considering any offer that it considers to be in the best interest of the Company’s stockholders.

The Company entered into Amendment No. 1, dated as of October 8, 2014 (the “Rights Agreement Amendment”), to the Rights Agreement. The Rights Agreement Amendment provides that the Endo Merger Agreement and related transactions (described below in Note 10), including the consummation of the Endo Merger and any related transactions, will not cause the Rights to become exercisable or cause any of the other protective features afforded to the Company under the Rights Agreement to come into effect. Under the Rights Agreement Amendment, no party to the Endo Merger Agreement or the related transactions shall be deemed to be the beneficial owner, as defined in the Rights Agreement, of any common shares held by any other party, solely by virtue of the approval, execution, delivery, and/or the existence of the Endo Merger Agreement or the related transactions or the performance of such party’s rights and obligations under the Endo Merger Agreement or the related transactions. The Rights Agreement Amendment further provides that all Rights established under the Rights Agreement shall automatically expire immediately prior to the closing of the Endo Merger.

Equity Compensation Plan

Under the Company’s 2004 Equity Compensation Plan, as amended and restated, and as approved by the stockholders of the Company (the “2004 Plan”), qualified and nonqualified stock options and stock awards may be granted to employees, non-employee directors and service providers. As of September 30, 2014, the Company had granted non-qualified stock options and stock awards under the 2004 Plan and as of September 30, 2014, there were 4,268,129 shares available for future grants under the 2004 Plan.

(a) Stock Options

During the nine months ended September 30, 2014, the Company granted non-qualified stock options to purchase shares of the Company’s common stock pursuant to the 2004 Plan. Stock options are granted with an exercise price equal to 100% of the market value of the common stock on the date of grant, and generally have a 10-year contractual term and vest no later than four years from the date of grant (with some providing for automatic vesting upon a change of control of the Company unless an acquirer in a change of control transaction assumes such outstanding option).

The following tables summarize stock option activity for the nine month period ended September 30, 2014:

	Nine Months Ended September 30,
	2014
		Weighted
		average
		exercise
Stock options	Shares	price
Options outstanding:
Outstanding at December 31, 2013	7,345,535	$21.82
Granted	1,307,865	27.50
Exercised	(1,040,121)	20.66
Cancelled	(805,275)	23.22

Outstanding at September 30, 2014	6,808,004	22.91

Exercisable at September 30, 2014	3,932,756	23.51

Aggregate intrinsic value of options was $50,046 which represents the total pre-tax intrinsic value, based on the Company’s stock closing price of $29.85 as of September 30, 2014, that would have been received by the option holders had all option holders exercised their options as of that date.

(b) Performance-Based Restricted Stock Units (“PRSUs”)

During the nine months ended September 30, 2014, the Company granted a total of 217,600 PRSUs to certain senior management employees. The PRSUs will be earned based on the Company’s total shareholder return (“TSR”) as compared to a peer group of companies at the end of the performance period, which performance period is January 1, 2014 to December 31, 2016. These PRSUs were granted with a weighted average grant date fair value of $29.71 and the number of PRSUs reflected as granted represents the target number of shares that are eligible to vest subject to the attainment of the performance goal. Depending on the outcome of the performance goal, a recipient may ultimately earn a number of shares greater or less than their target number of shares granted, ranging from 0% to 150% of the PRSUs granted. Shares of the Company’s common stock are issued on a one-for-one basis for each PRSU earned and participants vest in their PRSUs at the end of the performance period.

The fair value of the TSR PRSUs granted during the nine months ended September 30, 2014 was determined using a Monte Carlo simulation and utilized the following weighted average inputs and assumptions:

Closing stock price on grant date	$27.70
Performance period starting price	$20.36
Term of award (in years)	2.84
Volatility	38.29%
Risk-free interest rate	0.62%
Expected dividend yield	0.00%
Fair value per TSR PSU	$29.71

The performance period starting price is measured as the average closing price over the last 20 trading days prior to the performance period start. The Monte Carlo simulation model also assumed correlations of returns of the prices of the Company’s common stock and the common stocks of the comparator group of companies and stock price volatilities of the comparator group of companies.

Compensation expense for the PRSUs is based upon the number and value of shares expected to vest and compensation expense is recognized over the applicable vesting period. All compensation cost for the PRSUs will be recognized if the requisite service period is fulfilled, even if the market condition is never satisfied. The following table summarizes the PSRU activity for the nine months ended September 30, 2014:

		Weighted-average
		grant date fair
	PRSUs	value
Balance at December 31, 2013	174,333	$18.44
Granted	217,600	29.71
Vested	(39,826)	18.74
Cancelled	(113,285)	21.88

Balance at September 30, 2014	238,822	$27.22

(c) Restricted Stock Unit” (“RSUs”)

During the nine months ended September 30, 2014, the Company also granted RSUs to employees. These RSUs generally vest ratably over three years at one year intervals from the grant date. Upon vesting, a RSU is converted into one share of the common stock of the Company. The following table summarizes the RSU activity for the nine months ended September 30, 2014:

		Weighted-average
		grant date fair
	RSUs	value
Balance at December 31, 2013	318,888	$17.93
Granted	366,313	29.10
Vested	(99,468)	18.26
Cancelled	(95,905)	24.94

Balance at September 30, 2014	489,828	$24.79

(d) Restricted Stock Awards (“RSAs”)

RSAs are considered issued and outstanding at the time of grant, but are still subject to vesting and forfeiture. The compensation cost of restricted stock awards is determined by their intrinsic value on the grant date. The following table summarizes the restricted common stock activity for the nine months ended September 30, 2014:

	Restricted Stock	Weighted-average grant date fair value
Balance at December 31, 2013	21,460	$18.50
Granted	20,000	18.98
Vested	(14,331)	16.88
Cancelled	(549)	24.62

Balance at September 30, 2014	26,580	$19.89

(e) Valuation and Expense Information

The following aggregate stock-based compensation was included in the Company’s consolidated statements of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cost of goods sold	$81	$39	$181	$107
Research and development	150	675	1,558	2,077
Selling, general and administrative	3,168	2,656	10,894	9,162

Total	$3,399	$3,370	$12,633	$11,346

Stock-based compensation costs capitalized as part of inventory amounted to $7,708 at September 30, 2014 and $6,613 at December 31, 2013. As of September 30, 2014, the weighted-average period that unrecognized stock-based compensation cost related to all share-based payments will be recognized over was 2.0 years.

9. LITIGATION

Upsher-Smith NDA Litigation

On or about December 28, 2012, the Company and FCB I Holdings Inc. (“FCB”) became aware of a notice from Upsher-Smith Laboratories, Inc. (“Upsher-Smith”) that advised the Company and FCB of Upsher-Smith’s filing of the Upsher-Smith NDA. This Paragraph IV certification notice refers to the 10 U.S. patents, covering Testim, that are listed in the Orange Book. These 10 patents are owned by FCB and are exclusively licensed to the Company and will expire between 2023 and 2025. On January 28, 2013, the Company and FCB filed a lawsuit in the United States District Court for the District of Delaware against Upsher-Smith for infringement of FCB’s 10 patents listed in the Orange Book as covering Testim testosterone gel (“Delaware Upsher-Smith 505(b)(2) NDA Litigation”). On December 4, 2013, the Court granted Upsher-Smith’s motion for summary judgment, and the Court entered a final judgment of non-infringement in favor of Upsher-Smith on December 30, 2013. On January 24, 2014, the Company filed a Notice of Appeal to the United States Court of Appeals for the Federal Circuit in Washington, D.C. (the “Appeals Court”) appealing the final judgment of non-infringement entered by the United States District Court for the District of Delaware. On September 18, 2014, the Appeals Court granted the Company’s unopposed motion to dismiss the appeal. This litigation is now concluded. Subsequent to the conclusion of this litigation, Upsher-Smith filed a motion with the District Court seeking reimbursement of its legal fees by the Company.

The Upsher-Smith NDA was granted final approval by the FDA on June 4, 2014 with a brand name Vogelxo. On June 2, 2014, the FDA finally approved Vogelxo, and, on or about July 2, 2014, Upsher-Smith launched Vogelxo and an authorized generic version of Vogelxo, known as testosterone gel.

ANDA Litigation with Actavis

On May 24, 2012, the Company and FCB filed a lawsuit against Actavis, Inc. (“Actavis”) (then known as Watson Pharmaceuticals, Inc.) for infringement of FCB’s 10 patents listed in the Orange Book as covering Testim testosterone gel (the “Actavis Litigation”). The lawsuit was filed in the United States District Court for the District of New Jersey on May 23, 2012 in response to a notice letter, dated April 12, 2012, sent by Actavis Laboratories, Inc. (NV) regarding its filing with the FDA of an ANDA for a generic 1% testosterone gel product. This letter also stated that the ANDA contained Paragraph IV certifications with respect to the nine patents listed in the Orange Book on that date as covering Testim. The Company’s lawsuit filed against Actavis involves those nine patents, as well as a 10th patent covering Testim that was issued on May 15, 2012 and is listed in the Orange Book. The trial commenced in September 2014 and the parties are currently preparing and filing post-trial briefing and are preparing for closing arguments, which are currently scheduled for November 18, 2014.

TRT Products Civil Litigation

As of October 27, 2014, the Company was involved in 66 individual civil actions related to its TRT products, Testim and TESTOPEL, wherein the plaintiffs allege, among other things, bodily injury and, in some cases, wrongful death, based on theories of strict liability, fraud and inadequacy of the product warning labels. The first complaint was served on the Company on February 27, 2014, shortly after the FDA announced that it had commenced a safety investigation into TRT products. These lawsuits have been filed in certain federal and state courts. In several of the complaints filed against the Company, the Company is named as a co-defendant with certain of its competitors who also sell TRT products such as AbbVie Inc., Eli Lilly and Company, Endo, Actavis, Inc. and Pfizer, Inc., and in one lawsuit, McKesson Corporation (“McKesson”), a distributor of pharmaceutical products, including TRT, has been named as a co-defendant.

DPT Laboratories, Inc. (“DPT”), a contract manufacturer of Testim, has also been named as a co-defendant in one current lawsuit. Pursuant to the terms of the Company’s manufacturing agreement with DPT, the Company has acknowledged a duty to indemnify and defend DPT in this matter. In several of the complaints filed against the Company, the Company is named as a co-defendant with its previous co-promotion partner, GlaxoSmithKline LLC (“GSK”). Pursuant to the terms of the co-promotion agreement, the Company has acknowledged a duty to indemnify and defend GSK in these matters.

The Company has timely notified the carriers of those of its insurance policies with coverage it believes is applicable to the liability of the litigation related to its TRT products. The Company’s primary insurer has acknowledged that it has a duty to defend and indemnify the Company with respect to the allegations made in plaintiffs’ complaints as originally filed with the relevant courts; it has, however, reserved its rights to deny coverage on the basis of certain allegations in the relevant complaints related to dishonest, fraudulent, malicious or intentionally wrongful acts.

Additionally, similar lawsuits have been filed against other manufacturers of TRT products. In some of these lawsuits, certain parties have moved to request consolidation of various of the existing lawsuits into a multi-district litigation or MDL. On June 6, 2014, a Transfer Order was issued by the United States Judicial Panel on Multidistrict Litigation which created an industry-wide MDL in the Northern District of Illinois with Judge Kennelly presiding and captioned as In re: Testosterone Replacement Therapy Products Liability Litigation (“TRT MDL”). The Transfer Order further ordered that certain lawsuits be transferred to the TRT MDL, upon consent of the transferring court, for coordination or consolidation of pre-trial proceedings.

Based upon the number of similar complaints served on other manufacturers of TRT products, the Company believes it is reasonable to expect that the Company will be named as a defendant and/or co-defendant in additional complaints.

None of the complaints allege specific damage amounts. The Company is investigating the underlying causes of actions upon which the complaints are based. The Company filed a Motion to Dismiss in the first-filed case, in the U.S. District Court for the Central District of California. Subsequently, the plaintiff in that case voluntarily withdrew his lawsuit. The Company filed a similar motion in other matters.

ErecAid Civil Litigation

On August 7, 2014, a lawsuit was filed against the Company alleging that the Osbon ErecAid Manual Vacuum Therapy System has caused injury to the plaintiffs based on theories of strict liability, design defect, failure to warn and loss of consortium. The Company was served on October 20, 2014. The Company is investigating the underlying cause of action upon which the complaint is based and intends to vigorously defend against this civil action.

Slate and Actient Indemnification Matters

Prior to the Company’s acquisition of our wholly-owned subsidiary Actient in April of 2013, Actient entered into a merger agreement (the “Slate Merger Agreement”), dated December 19, 2011, by and among Slate Pharmaceuticals, Inc. (“Slate”), Slate Pharmaceuticals Acquisition Corp., a wholly-owned subsidiary of Actient, and Douglas E. Eckert, solely in his capacity as the representative of the former Slate stockholders and warrant holders (the “Slate Representative”). The Slate Merger Agreement provided for, among other things, indemnification of Actient in the event that Slate breached certain of its representations and warranties in the Slate Merger Agreement. The Slate Merger Agreement also provided for, among other things, certain earn-out payments to be made to the former Slate stockholders on a quarterly basis based upon the revenue generated by sales of TESTOPEL (the “Slate Earn-Out Payments”). Pursuant to the terms of the Slate Merger Agreement, the Slate Earn-Out Payments are subject to offset in order to satisfy amounts that may be due Actient under the relevant indemnification provisions of the Slate Merger Agreement. The Slate Earn-Out Payment due for the quarter ended March 31, 2014 was approximately $3.8 million (the “2014 Q1 Slate Earn-Out”), the Slate Earn-Out Payment due for the quarter ended June 30, 2014 was approximately $0.5 million (the “2014 Q2 Slate Earn-Out”) and the Slate Earn-Out Payment due for the quarter ended September 30, 2014 was approximately $2.4 million (the “2014 Q3 Slate Earn-Out”, and, collectively with the 2014 Q1 Slate Earn-Out and the 2014 Q2 Slate Earn-Out, the “2014 Slate Earn-Outs”).

On or about April 16, 2014, a complaint was filed against the Company alleging, among other things, that the development, design, testing, labeling, packaging, promoting, advertising, marketing, distribution and selling of certain prescription medications, including TESTOPEL, directly and proximately resulted in damages suffered by the plaintiffs (the “Amerson Action”). The Company believes that certain costs, including amounts in respect of defense, settlement, or court awarded damages, related to the matters alleged in the Amerson Action, as well as any complaints filed against the Company, or any of its affiliates or business partners that may have recourse against the Company for costs related to such complaints, properly would entitle the Company, as the ultimate parent of Actient, to indemnification pursuant to relevant provisions of the Slate Merger Agreement. Consequently, Actient withheld the 2014 Q1 Slate Earn-Out from the former Slate stockholders and paid such amounts into a third party escrow account to be held until the matters set forth in the Amerson Action, and any complaints making similar allegations that may be filed against the Company, any of its affiliates or business partners that may have recourse against the Company for costs related to such complaints, are resolved. Since the time of the Amerson Action, the Company has been named in six additional complaints related to TESTOPEL alleging causes of actions similar to those set forth in the Amerson Action.

On July 24, 2014, the Slate Representative filed a lawsuit in the Delaware Chancery Court, in the State of Delaware docketed as CA9940 against the Company alleging that the withholding and payment into escrow of the 2014 Q1 Earn-Out was a breach of the Slate Merger Agreement and seeking immediate payment of these funds to the Slate stockholders, declaratory judgment that the Company is not permitted to withhold future payments, and unspecified other damages.

Pursuant to that certain Agreement and Plan of Merger (the “Actient Merger Agreement”), dated as of April 26, 2013, by and among Actient Holdings LLC (“Actient”), the Company, Opal Acquisition, LLC, GTCR Fund IX/B, L.P., and GTCR Fund IX/A, L.P., solely in its capacity as representative (the “Actient Representative”), the former stockholders of Actient agreed to indemnify the Company for the breach of any representations and warranties in the Actient Merger Agreement. The indemnification obligations were secured by, among other things, $25 million (the “Actient Escrow Funds”) held in escrow and due to be potentially released on September 30, 2014 as well as by potential future milestone payments.

On May 20, 2014, as supplemented by a letter dated August 29, 2014, the Company made an indemnification claim against the Actient Representative in connection with the TESTOPEL product liability litigation described above. On September 29, 2014, the Company sent a Demand Certification to the escrow agent requesting that the Actient Escrow Funds be released to the Company. On October 7, 2014, the Actient

Representative notified the escrow agent that it objected to the release of the Actient Escrow Funds and that such escrow funds should remain in escrow until the dispute is resolved. The Company anticipates that the Actient Representative will file a Complaint against the Company related to this matter.

QLT Merger-Related Litigation

On June 25, 2014, the Company entered into an Agreement and Plan of Merger (the “QLT Merger Agreement”) among the Company, QLT Inc., a British Columbia corporation (“QLT”), QLT Holding Corp., a Delaware corporation and a wholly owned subsidiary of QLT (“QLT HoldCo”), and QLT Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of HoldCo (“QLT AcquireCo”). The QLT Merger Agreement provided for a business combination whereby QLT AcquireCo would be merged with and into the Company.

On July 21, 2014, James Novak, an alleged shareholder of the Company, filed suit in the Court of Common Pleas, Chester County, Pennsylvania, against the Company’s Board of Directors, seeking to enjoin the proposed merger between the Company and QLT on the grounds that the Board of Directors of the Company breached their fiduciary duties by approving a proposed transaction with QLT that purportedly does not reflect the true value of the Company. The complaint also names as defendants the Company, QLT, QLT Holdco and QLT AcquireCo for allegedly aiding and abetting the Company’s Board of Directors’ purported breach of fiduciary duty. On July 25, 2014, Raymon Hall, an alleged shareholder of the Company, filed suit in the Court of Common Pleas, seeking to enjoin the proposed merger with QLT on the grounds that the Board of Directors of the Company breached their fiduciary duties by approving a proposed transaction that purportedly does not reflect the true value of the Company. Plaintiff has also brought suit against QLT, QLT Holdco and QLT AcquireCo for allegedly aiding and abetting the Company directors’ purported breach of fiduciary duty. On July 28, 2014, James Wernicke, an alleged shareholder of the Company, filed suit in the Court of Common Pleas against the Company Board of Directors, seeking to enjoin the proposed merger between the Company and QLT on the grounds that the Company’s Board of Directors breached their fiduciary duties by approving a proposed transaction with QLT that purportedly does not reflect the true value of the Company. The complaint also names as defendants the Company and QLT for allegedly aiding and abetting the Company’s Board of Directors’ purported breach of fiduciary duty. On August 21, 2014, Plaintiff Hall filed an amended complaint. On August 25, 2014, Plaintiff Novak filed an amended complaint. In addition to the claims described above, both amended complaints include certain purported disclosure claims related to the disclosures made in the preliminary proxy statement/prospectus included in the registration statement on Form S-4 filed with the SEC on August 4, 2014.

Concurrently with the execution of the Endo Merger Agreement on October 8, 2014, the Company delivered to QLT written notice terminating the QLT Merger Agreement. In conjunction with the termination of the QLT Merger Agreement, Endo paid to QLT, on behalf of the Company, the termination fee of $28.4 million required pursuant to the terms of the QLT Merger Agreement, which amount is subject to reimbursement by the Company to Endo if the Endo Merger Agreement is terminated under certain conditions. Accordingly, the QLT Merger Agreement was terminated effective October 8, 2014.

With the termination of the QLT Merger Agreement, the status of these litigations is currently unclear, but the Company believes they are without merit and, if necessary, the Company intends to vigorously defend against these lawsuits.

General Information About Above Matters

The Company intends to vigorously defend against the foregoing matters. These pending matters have not yet progressed sufficiently through discovery and/or development of important factual information and legal issues to enable the Company to determine a loss, if any, is probable. The Company is unable to estimate the possible loss or range of loss for the legal proceedings described above. Litigation is unpredictable and, while it is not possible to accurately predict or determine the eventual outcomes of these items, an adverse determination in one or more of these items currently pending could have a material adverse effect on the Company’s consolidated results of operations, financial position or cash flows. The Company has incurred and expects to continue to incur significant legal fees in the defense of these actions, which legal fees the Company currently expenses as incurred.

Other Matters

The Company is party to various other actions and claims arising in the normal course of business. The Company believes that amounts accrued for awards or assessments in connection with all such matters are adequate and that the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or the manner in which the Company conducts its business. However, there exists a reasonable possibility of loss in excess of the amounts accrued, the amount of which cannot currently be estimated. While the Company does not believe that the amount of such excess loss could be material to the Company’s financial position, any such loss could have a material adverse effect on Company’s results of operations or the manner in which the Company conducts its business in the period(s) during which the underlying matters are resolved.

10. PENDING TRANSACTION

Merger Agreement with Endo

On October 8, 2014, the Company entered into an Agreement and Plan of Merger (the “Endo Merger Agreement”) with Endo International plc, a public limited company incorporated under the laws of Ireland (“Endo”), Endo U.S. Inc., a corporation incorporated under the laws of the State of Delaware (“Endo HoldCo”), and Avalon Merger Sub Inc., a corporation incorporated under the laws of the State of Delaware (“Endo AcquireCo”), providing for the merger of Endo AcquireCo with and into the Company, with the Company as the surviving corporation and a wholly-owned indirect subsidiary of Endo (the “Endo Merger”).

The Endo Merger Agreement provides that, upon completion of the Endo Merger, each share of the Company’s common stock issued and outstanding immediately prior to the Endo Merger (other than shares held by stockholders who exercise their appraisal rights under Delaware law and shares held by the Company as treasury stock, held by a wholly-owned subsidiary of the Company or held by Endo, Endo HoldCo, or Endo AcquireCo, which will be canceled without consideration, and shares of the Company’s common stock subject to vesting or other lapse restrictions pursuant to the Company’s equity compensation plan) will be converted into the right to receive, at the election of the holder thereof (subject to proration as described below): (1) a combination of $16.625 in cash plus 0.2440 Endo ordinary shares (the “Standard Consideration”); (2) $33.25 in cash (the “Cash Election Consideration”); or (3) 0.4880 Endo ordinary shares (the “Stock Election Consideration”). Shares of the Company’s common stock with respect to which no election is made will receive the Standard Consideration. Stockholders who make the Cash Election or the Stock Election will be subject to proration to ensure in respect of all shares of the Company’s common stock (including shares subject to a Standard Election) does not exceed $845 million (which amount is subject to adjustment on the terms set forth in the Endo Merger Agreement) and the total number of Endo shares issued to Company stockholders as a whole (including those stockholders that make the Standard Election) do not exceed 18,610,000 Endo shares.

The respective Boards of Directors of the Company and Endo have unanimously approved the Endo Merger Agreement, and the Board has agreed to recommend that the stockholders of the Company adopt and approve the Endo Merger Agreement, subject to certain exceptions set forth in the Endo Merger Agreement.

The completion of the Endo Merger is subject to the approval of stockholders of the Company. In addition, the Endo Merger is subject to other customary closing conditions, including, among others, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the declaration by the SEC of the effectiveness of the Registration Statement on Form S-4 to be filed by Endo with the SEC, and (iii) the approval of the listing on NASDAQ of the Endo shares to be issued in connection with the Endo Merger.

The Endo Merger Agreement contains certain termination rights for both the Company and Endo, including in the event that the Merger is not consummated by April 10, 2015, subject to extension by the parties to July 8, 2015 in the event that regulatory approvals have not been received. The Endo Merger Agreement further provides that, upon termination of the Endo Merger Agreement under specified circumstances, including termination of the Merger Agreement by Endo as a result of an adverse change in the recommendation of the Board, the Company may be required to pay Endo a termination fee of $70,000 and reimburse Endo for the $28,400 termination fee paid to QLT in connection with the termination of the QLT Merger Agreement (described below). Endo is required to pay the Company a termination fee of $150,000 if Endo terminates the Endo Merger Agreement due to a change in U.S. federal tax law (whether or not such change in law is yet effective) after the date of the Endo Merger Agreement that, as a result of consummating the transactions contemplated by the Endo Merger Agreement once effective, would have a material adverse effect on Endo or the Company terminates the Endo Merger Agreement because Endo fails to confirm within a specified period that Endo has no right to terminate the Endo Merger Agreement following a change in tax law.

Termination of Merger Agreement with QLT

On June 25, 2014, the Company entered into the QLT Merger Agreement among the Company, QLT, QLT HoldCo, and QLT AcquireCo. The QLT Merger Agreement provided for a business combination whereby QLT AcquireCo would be merged with and into the Company. Concurrently with the execution of the Endo Merger Agreement, the Company delivered to QLT written notice terminating the QLT Merger Agreement. In conjunction with the termination of the QLT Merger Agreement, Endo paid to QLT, on behalf of the Company, the termination fee of $28.4 million required pursuant to the terms of the QLT Merger Agreement, which amount is subject to reimbursement by the Company to Endo if the Endo Merger Agreement is terminated under certain conditions. Accordingly, the QLT Merger Agreement was terminated effective October 8, 2014.